Exhibit 99.1

SHUFFLE MASTER, INC.

1106 Palms Airport Dr.

Las Vegas, NV 89119

www.shufflemaster.com

News Release

FOR FURTHER INFORMATION CONTACT:

Julia Boguslawski Investor Relations ph: (702) 897-7150 fax: (702) 270-5161	Mark L. Yoseloff, Ph.D., Chairman & CEO Coreen Sawdon, CAO & Acting CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports Second Quarter 2008 Results

LAS VEGAS, Nevada, Monday, June 9, 2008 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results from continuing operations for the second quarter ended April 30, 2008.

“I’m pleased to announce that Shuffle Master had an outstanding second quarter,” said Mark L. Yoseloff, Ph.D., Chairman and Chief Executive Officer.  “Despite the fact that the Company continues to rely less and less on product sales as it builds its lease and service revenue base, revenues were a record for our fiscal second quarter compared to any second quarter in our history.  In fact, total revenue of $49 million is 10% higher than the prior year period and is up 29% sequentially.  Continuing our positive trend, lease and service revenue was at record levels in all product segments, excluding Electronic Gaming Machines which are generally sold. “

Second Quarter Financial Highlights

•                 Revenue increased by 10% to $49.0 million from the prior year period and 29% from the prior sequential quarter.

•                 Total lease and service revenue was $19.2 million, a record in all product segments except Electronic Gaming Machines (“EGM”).  Such revenue was formerly referred to by the Company as “recurring revenue”; however, although it is calculated precisely in the same manner, it is now referred to as “lease and service” revenue to more accurately reflect the nature of this revenue.

•                 Adjusted EBITDA(1) totaled $14.8 million, up from $6.0 million in the prior sequential quarter and up from $13.7 million in the prior year quarter.

•                 GAAP earnings per diluted share from continuing operations totaled $0.09 as compared to ($0.05) from the prior sequential quarter and $0.10 from the prior year period.

•                 Net debt (total debt, less cash and cash equivalents) totaled $212.3 million compared to $225.7 million as of January 31, 2008 and $230.6 million as of October 31, 2007.

•                 Net cash provided by operating activities totaled $15.2 million as compared to $10.2 million in the prior sequential quarter and $11.5 million in the prior year period.

•                 Total revenue contribution from Stargames products was $14.3 million, a sequential quarter increase of $5.1 million from $9.2 million, and an increase of $0.4 million from the prior year period.

Coreen Sawdon, CAO and Acting CFO stated, “Our strong top line growth reflected gains in all of our product categories as compared to the prior sequential quarter, and serves to validate our lease revenue model.  At the same time, the Company’s cost savings initiatives and commitment to debt reduction aided the bottom line and strengthened the balance sheet.  We saw improved gross profit and operating margin this quarter compared to the prior sequential quarter.”

Second Quarter Financial Summary

•                 International revenue accounted for 57% of the quarter’s revenue.

•                 Operating expenses were $21.2 million in the second quarter of 2008, or 43% of revenues, compared to $23.0 million in the first quarter of 2008, or 61% of revenues.  This compares to $18.8 million in the prior year period; however, this is down sequentially from the fourth quarter of 2007 and the first quarter of 2008.

•                 Gross margins were 60% as compared to 58% in the prior sequential quarter, and 60% in the second quarter of fiscal 2007.

Factors that impacted second quarter GAAP earnings per diluted share include:

•                 Foreign currency loss of $1.2 million, or ($0.02), net of tax, related to fluctuations of the U.S. dollar, the Euro and the Australian dollar.

•                 Impairment charges of $0.4 million, or ($0.01), net of tax, related to the Company’s investment in Sona Mobile, Inc.

•                 Gain of $0.7 million, or $0.01, net of tax, recognized on the sale of the Company’s undivided interest in a NetJets Inc. corporate aircraft.

Second Quarter 2008 Operating Highlights

Lease and service revenue records in all categories, excluding EGM:

•                 Total lease and service revenue for Utility Products reached a record high of $8.6 million.

•                 Total lease and service revenue for Proprietary Table Games (“PTG”) reached a record high of $8.2 million.

•                 Total lease and service revenue for Electronic Table Systems (“ETS”) reached a record high of $2.5 million.

Comparative information for each of the Company’s four segments: Utility Products; Proprietary Table Games; Electronic Table Systems and Electronic Gaming Machines are provided below.

Utility Products

The Utility Products segment includes revenues derived primarily from the Company’s Shufflers, Chippers and Intelligent Shoes.  Revenue from Utility Products totaled $21.9 million in the second quarter 2008, an increase of 25% from $17.5 million in the prior sequential quarter, and down 1% from the comparable prior year quarter.  The decline in the current quarter as compared to the prior year quarter is a result of the renewed focus on leasing.  Shuffler sales revenue, for example, was $2.8 million higher in the prior year quarter than in the current quarter.  The decrease in Utility Product sales revenue was almost entirely offset by a 17% increase in lease revenue.  Also offsetting the decrease in sales revenue was an 18% increase in service revenue.  Utility Product lease revenue of $6.9 million set a Company record with the installed base of leased shufflers reaching a record high of approximately 5,400 units.  The total shuffler installed base increased to approximately 26,800 units.

Proprietary Table Games

The PTG segment includes revenue from the license and sale of the Company’s intellectual property protected titles including Premium Games, Side Bets, Progressive add-ons and revenues from the acquisition of Progressive Gaming International Corporation’s (“PGIC”) Table Game Division (“TGD”) which includes titles such as Caribbean Stud® and Texas Hold ‘Em Bonus®.  During the second quarter 2008, revenue from PTG increased 31% to $9.8 million versus $7.5 million in the same prior year period.  The increase was primarily due to a 34% increase in royalty and lease revenue over the prior year quarter from $6.1 million to a record $8.2 million.  The increase in PTG royalty and lease revenue comprised mostly of unit increases in Dragon Bonus®, Bet the Set “21”® and Ultimate Texas Hold ‘Em® as well as the leased units acquired from PGIC in the fourth quarter of 2007.  The total installed base of table games increased 22% over the prior year quarter to approximately 5,600 units.

Electronic Table Systems

The ETS segment includes Table Master™, Rapid Table Games® products, Vegas Star® products, Lightning Poker® and wireless gaming.  Total revenue for the second quarter 2008 grew 30% from the prior year period to $6.7 million, and 20% from the prior sequential quarter.  Substantial lease and service revenue growth of over 100% was offset by declining sales volume which fell 2% from the prior year period.  Total lease and service revenue exceeded the prior sequential quarter by 17%.

Electronic Gaming Machines

The EGM segment represents the slot machine business which was part of the Stargames acquisition.  For the second quarter 2008, EGM revenue was $10.7 million, an increase of 89% from $5.6 million in the prior sequential quarter, and up 8% from $9.9 million in the prior year period.  The significant revenue growth is mainly attributable to the success of recent titles including “Drifting Sands 3” and “Ninja 3”, as well as the “Pink Panther” linked progressive.

Operating Expenses

Operating expenses for the second quarter 2008 increased 13% over the prior year period and decreased 8% from the prior sequential quarter.  The increase year-over-year is largely attributable to the increased infrastructure to support the Company’s growing multi-national business and a weaker U.S. dollar than in the prior period.  However, operating expenses were down sequentially from the fourth quarter of 2007 and the first quarter of 2008 as the Company’s cost-containment efforts begin to take effect which include, among other initiatives, a well-planned litigation management strategy aimed to reduce outside legal fees yet still protect valuable intellectual property.  Research and Development (“R&D”) expenses, a component of Operating expenses, remained relatively flat compared to the prior year period.

Other Expense

Other expense for the second quarter 2008 totaled approximately $2.9 million compared to $2.8 million in the comparable prior year quarter.  Other expense includes interest income predominately from the Company’s capital lease portfolio, interest expense on the senior secured revolving credit facility and convertible debentures as well as gains or losses on foreign currency.  The Company recognized foreign currency losses of $1.2 million for the second quarter 2008 as compared to a loss of $1.0 million in the same prior year period and a $0.3 million gain in the prior sequential quarter.

Balance Sheet, Cash Flows & Capital Deployment

Cash and cash equivalents totaled $9.4 million as of April 30, 2008, compared to $4.4 million as of October 31, 2007.  Operating cash flow for the quarter was strong at $15.2 million as compared to $11.5 million in the prior year period. This improvement was due predominantly to focused collection efforts on the Company’s various forms of receivables as well as reductions in inventory balances.  The inventory reductions are attributable to a formal emphasis on inventory management, improved forecasting and strong revenue performance.  As of April 30, 2008, the Company reduced accounts receivable and inventory by $4.0 million and $5.6 million, respectively, as compared to October 31, 2007.  Capital expenditures increased by approximately 28%, or $1.0 million, for the second quarter 2008 compared to $3.6 million in the prior year period.  This was due to an increase in the balance of the Company’s products leased and held for lease compared to the same period in 2007.  As of April 30, 2008, the Company had $66.2 million outstanding on the senior secured revolving credit facility (“Revolver”) compared to $75.7 million as of October 31, 2007.  Amounts available under the Revolver will be used as needed for working capital, capital expenditures and general corporate purposes.

Further detail and analysis of the Company’s financial results for the first quarter ended April 30, 2008, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission.

“After a challenging first quarter, we are now on target for another strong year of financial performance for Shuffle Master,” continued Yoseloff.  “As we continue to grow revenue, we are methodically working to reduce costs.  We remain focused on leveraging growth and productivity into better top and bottom-line performance for our Company.”

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s second quarter earnings results during a conference call on June 9, 2008 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 and requesting Shuffle Master’s Second Quarter 2008 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through July 9, 2008, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 286431.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility Products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include electronic multi-player table game platforms, and Electronic Gaming Machines which include traditional video slot machines for select markets.  The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; continued consolidation of gaming operations; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in state, federal, or foreign state tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; our ability to attract and retain key personnel; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; adverse changes in the creditworthiness of parties with whom the Company has significant receivables; the pace of gaming expansion and the influence of anti-gaming constituents; the Company’s ability to successfully and economically integrate the Table Game Division business acquired from Progressive Gaming International Corporation ; the Company’s high level of indebtedness, and specifically the Company’s ability to meet debt service obligations and to refinance indebtedness, including the Company’s $150,000,000 contingent convertible senior notes (the “Notes”) and the Company’s $100,000,000 senior secured revolving credit facility (the “Revolver”), which will depend on the Company’s future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

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SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Revenue:
Product leases and royalties	$17,384	$13,066	$34,403	$26,064
Product sales and service	31,600	31,521	52,434	55,830
Other	19	57	63	91
Total revenue	49,003	44,644	86,900	81,985
Costs and expenses:
Cost of leases and royalties	5,130	3,904	10,599	7,567
Cost of sales and service	14,683	14,065	25,265	24,570
Gross profit	29,190	26,675	51,036	49,848
Selling, general and administrative	16,637	14,308	35,012	28,878
Research and development	4,570	4,503	9,159	8,400
Total costs and expenses	41,020	36,780	80,035	69,415

Income from operations	7,983	7,864	6,865	12,570
Other expense	(2,921)	(2,757)	(4,557)	(4,748)
Equity method investment loss	—	(120)	—	(261)
Impairment of investment	(433)	—	(433)	—
Income from continuing operations before tax	4,629	4,987	1,875	7,561
Income tax provision	1,580	1,560	629	2,183
Income from continuing operations	3,049	3,427	1,246	5,378
Discontinued operations, net of tax	(1)	13	(1)	87
Net income	$3,048	$3,440	$1,245	$5,465

Basic earnings per share:
Continuing operations	$0.09	$0.10	$0.04	$0.16
Discontinued operations	—	—	—	—
Net income	$0.09	$0.10	$0.04	$0.16

Diluted earnings per share:
Continuing operations	$0.09	$0.10	$0.04	$0.15
Discontinued operations	—	—	—	—
Net income	$0.09	$0.10	$0.04	$0.15

Weighted average shares outstanding:
Basic	34,726	34,696	34,722	34,663
Diluted	34,771	35,336	34,824	35,465

SHUFFLE MASTER, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except for share amounts)

	April 30,	October 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$9,351	$4,392
Accounts receivable, net of allowance for bad debts of $232 and $476	31,015	35,045
Investment in sales-type leases and notes receivable, net	7,432	9,092
Inventories	28,484	34,081
Prepaid income taxes	6,898	4,110
Deferred income taxes	4,778	7,959
Other current assets	5,117	5,286
Total current assets	93,075	99,965
Investment in sales-type leases and notes receivable, net of current portion	3,405	6,124
Products leased and held for lease, net	19,681	15,886
Property and equipment, net	10,616	11,242
Intangible assets, net	86,549	91,343
Goodwill	108,692	105,354
Deferred income taxes	14,022	14,476
Other assets	14,157	15,377
Total assets	$350,197	$359,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,529	$11,548
Accrued liabilities	12,384	15,015
Customer deposits	2,122	2,213
Deferred revenue	3,934	5,489
Current portion of long-term debt and other current liabilities	151,025	3,932
Total current liabilities	178,994	38,197
Long-term debt	70,895	231,339
Other long-term liabilities	2,893	1,359
Deferred income taxes	604	1,238
Total liabilities	253,386	272,133
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding Common stock, $0.01 par value; 151,875 shares authorized; 35,256 and 35,198 shares issued and outstanding	353	352
Additional paid-in capital	8,736	6,492
Retained earnings	38,877	38,770
Accumulated other comprehensive income	48,845	42,020
Total shareholders’ equity	96,811	87,634
Total liabilities and shareholders’ equity	$350,197	$359,767

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

Cash Flow Data:

Cash provided by operating activities	$15,208	$11,494	$25,360	$15,412

Cash used by investing activities	$(2,334)	$(3,285)	$(7,263)	$(7,877)

Cash used by financing activities	$(14,398)	$(4,055)	$(13,453)	$(9,219)

Reconciliation of income from continuing operations to Adjusted EBITDA:

Income from continuing operations	$3,049	$3,427	$1,246	$5,378
Other expense	2,921	2,757	4,557	4,748
Share-based compensation	954	1,288	2,346	2,729
Equity method investment loss	—	120	—	261
Impairment of investments	433	—	433	—
Provision for income taxes	1,580	1,560	629	2,183
Depreciation and amortization	5,847	4,593	11,536	9,165

Adjusted EBITDA from continuing operations (1)	$14,784	$13,745	$20,747	$24,464

(1)          Adjusted EBITDA is earnings before other expense, provision for income taxes, depreciation and amortization, share-based compensation, equity method investment loss and impairment of investments.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within our industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited)

PRODUCT SEGMENT - UNIT DATA

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Shufflers installed base (end of period)
Lease units	5,354	4,633	5,354	4,633

Sold units, inception-to-date:
Beginning of period	20,703	18,245	20,396	17,630
Sold during period	743	1,044	1,241	1,795
Less trade-ins and exchanges	(20)	(70)	(211)	(206)
End of period	21,426	19,219	21,426	19,219
Total installed base (1)	26,780	23,852	26,780	23,852

Chipper installed base (end of period)
Lease units	22	10	22	10

Sold units, inception-to-date
Beginning of period	759	646	721	620
Sold during period	57	13	95	39
End of period	816	659	816	659
Total installed base (1)	838	669	838	669

Proprietary Table Games installed base (end of period)
Royalty units	4,082	3,239	4,082	3,239

Sold units, inception-to-date
Beginning of period	1,460	1,312	1,437	1,233
Sold during period	66	48	89	127
End of period	1,526	1,360	1,526	1,360
Total installed base (1)	5,608	4,599	5,608	4,599

Electronic Table Systems installed base (end of period)
Lease seats	1,268	634	1,268	634

Sold seats, inception-to-date
Beginning of period	5,154	4,345	5,040	4,142
Sold during period	178	194	292	397
Less trade-ins and exchanges	—	(20)	—	(20)
End of period	5,332	4,519	5,332	4,519
Total installed base (1)	6,600	5,153	6,600	5,153

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

PRODUCT SEGMENT - UNIT DATA

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Electronic Gaming Machines installed base (end of period)
Lease seats	2	7	2	7

Sold seats, inception-to-date:
Beginning of period	19,267	16,720	18,993	16,279
Sold during period	550	721	824	1,162
End of period	19,817	17,441	19,817	17,441
Total installed base (1)	19,819	17,448	19,819	17,448

(1)          Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.